Exhibit 2.5

EXECUTION VERSION

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 11, 2022 (the “Amendment Effective Date”), is entered into by and among LIFE360, INC., a Delaware corporation (“Parent”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Agent, and amends the Agreement and Plan of Merger, dated as of July 27, 2021 (the “Merger Agreement”) by and among Parent, Jiobit Merger Sub I, Inc., a Delaware corporation, Jiobit Merger Sub II, LLC, Jio, Inc., a Delaware corporation (the “Company”), and the Securityholders’ Agent (collectively the “Merger Parties”). Capitalized terms used, but not defined, herein have the meanings set forth in the Merger Agreement.

RECITALS

A. Pursuant to Section 1.7 of the Merger Agreement, the Merger Parties have agreed to certain terms with respect to the payment by Parent of contingent merger consideration to certain prior equityholders of the Company.

B. Parent and the Securityholders’ Agent (acting in its capacity as Agent for the prior equityholders of the Company) have agreed to amend certain provisions of Section 1.7 of the Merger Agreement and corresponding defined terms.

C. Pursuant to Section 11.12 of the Merger Agreement, following the Closing Date, any amendment to the Merger Agreement requires the written consent of the Parent and the Securityholders’ Agent.

D. In consideration of the foregoing recitals and mutual promises set forth herein, the sufficiency of which is hereby acknowledged by the undersigned, Parent and the Securityholders’ Agent hereby agree to amend the Merger Agreement as follows:

1. Amendment of Section 1.7 of the Merger Agreement. Section 1.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

1.7 Contingent Consideration.

(a) Contingent Consideration.

(i) On or prior to April 25, 2022, Parent shall issue and deliver to the Payment Agent for distribution to the Effective Time Holders, 376,576 shares of Parent Common Stock (such shares, the “Final Contingent Consideration”).

(ii) Deleted.

(iii) Deleted.

(b) Deleted.

(c) Deleted.

(d) Deleted.

(e) Deleted.

(f) Deleted.

2. Representations and Warranties. Each of Parent and the Securityholders’ Agent represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment, (ii) this Amendment has been duly and validly authorized by all necessary action of its Board of Directors or Board of Managers, as applicable, and (iii) this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by all other parties hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms. It is noted that the Advisory Group has instructed the Securityholders’ Agent that the amendments to the Merger Agreement set out in this Amendment are agreed, and can therefore be effected on behalf of the Company stockholders, including but not limited to the Effective Time Holders, by the Securityholders’ Agent

3. No Other Modification or Amendment; Continuing Effect of Merger Agreement. The Merger Agreement shall not be modified or otherwise amended in any respect except as expressly set forth herein. The Merger Agreement shall remain in full force and effect as amended hereby.

4. No Other Contingent Payments. For the avoidance of doubt, and notwithstanding anything in the Merger Agreement or this Amendment to the contrary, each of Parent and the Securityholders’ Agent acting in its capacity as agent for the Effective Time Holders, acknowledges and agrees that no other Contingent Consideration or any other amount potentially payable pursuant to Section 1.7 of the Merger Agreement has, is or will become due or shall at any time be made pursuant to the Merger Agreement or otherwise, except as described in this Amendment.

5. Release of Claims.

5.1 Shareholder Representative Services LLC, in its capacity as Securityholders’ Agent (“SRS”), on behalf of the Effective Time Holders, the other Company stockholders and such Effective Time Holders’ and Company stockholders’ agents, trustees, beneficiaries, Affiliates, heirs, successors, assigns, members and partners (the “Company Parties”), hereby unconditionally, irrevocably and forever releases and discharges the Parent and its parents, subsidiaries, successors and assigns, and their respective present and former directors, officers, securityholders, employees, Affiliates, agents and other representatives (collectively, the “Parent Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, damages, actions and causes of action, obligations and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, that the Company Parties ever had, now has or ever may have or claim to have against or with respect to the Parent Parties related to the payment of Contingent Consideration pursuant to Section 1.7 of the Merger Agreement, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever, in each case arising at any time at or prior to, the Amendment Effective Date

(collectively, “Company Claims”), provided, however, that (i) this release does not extend to any Company Claim to enforce the terms of, or any breach of, this Amendment and (ii) this release shall not be construed to release, discharge, amend, delete or otherwise limit in any way: (a) SRS’s or any Company Party’s rights to indemnification pursuant to Section 10 of the Merger Agreement for any Company Claim unrelated to Section 1.7, or (b) any Company Claim related to any other provision of the Merger Agreement other than Section 1.7.

5.2 Parent hereby unconditionally, irrevocably and forever releases and discharges the Company Parties, of and from, and hereby unconditionally and irrevocably waives, any and all claims, damages, actions and causes of action, obligations and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, that the Parent ever had, now has or ever may have or claim to have against or with respect to the Company Parties with respect to the payment of Contingent Consideration pursuant to Section 1.7 of the Merger Agreement, in each case arising at any time at or prior to, the Amendment Effective Date (collectively, “Parent Claims”); provided, however, that, for the avoidance of doubt, (i) this Section 5.2 does not release or discharge any Parent Claim to enforce the terms of, or any breach of, this Amendment, and (ii) this release shall not be construed to release, discharge, amend, delete or otherwise limit in any way: (a) Parent’s rights to indemnification pursuant to Section 10 of the Merger Agreement or (b) any Parent Claim related to any other provision of the Merger Agreement other than Section 1.7.

5.3 Notwithstanding the provisions of Section 1542 of the California Civil Code or any similar law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Company Parties and the Parent, each of SRS, on behalf of the Company Parties and Parent, expressly acknowledges that the foregoing release is intended to include in its effect all claims which such releasing party does not know or suspect to exist in such party’s favor against any of the Parent and the Company Parties, respectively (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).

5.4 Shareholder Representative Services LLC, in its capacity as Securityholders’ Agent, on behalf of each Company Party, covenants and agrees not to, and agrees to cause its respective Affiliates not to, whether in such Person’s own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Legal Proceeding of any kind whatsoever, in law or equity, in each case against the Parent Parties, or any of them, with respect to any Company Claims.

5.5 Parent covenants and agrees not to, and agrees to cause its Affiliates not to, whether in such Person’s own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Legal Proceeding of any kind whatsoever, in law or equity, in each case against the Company Parties, or any of them, with respect to any Parent Claims.

5.6 Each of the parties hereto, has had the opportunity to be advised by legal counsel with regard to this Section 5 and hereby irrevocably and expressly waives any benefits that may be applicable to the Effective Time Holders and/or other Company Stockholders under Section 1542 of the California Civil Code, which section provides substantially as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

THAT THE CREDITOR OR RELEASING PARTY DOES NOT

KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT

THE TIME OF EXECUTING THE RELEASE AND THAT, IF

KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY

AFFECTED HIS OR HER SETTLEMENT WITH THE

DEBTOR OR RELEASED PARTY.”

6. Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[Signature Page Follows]

The parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

LIFE360, INC.

By:	/s/ Chris Hulls
Name:	Chris Hulls
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

(solely in its capacity as Securityholders’ Agent acting for and on behalf of each of the Effective Time Holders)

By:	/s/ Casey McTigue
Name:	Casey McTigue
Title:	Managing Director